Exhibit 99.01

Contact:

Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Media Relations	917.837.5866
Susan Roush, Investor Relations	818.222.8330

FORMER CAPITAL ONE DIRECTOR AND BUSINESS LEADER
STANLEY I. WESTREICH JOINS NEURALSTEM’S BOARD

ROCKVILLE, Maryland – February 15, 2011 – Neuralstem, Inc. (NYSE Amex: CUR) announces the appointment of business leader Stanley I. Westreich to its Board of Directors. With his appointment the company’s board is now comprised of a majority of independent directors.

Dr. Karl Johe, PhD, Chairman of Neuralstem’s Board of Directors and the Company’s Chief Science Officer, welcomed Mr. Westreich on behalf of the shareholders stating that, “Mr. Westreich is a welcome addition to our Board of Directors. His wealth of experience as a business and finance leader will be an excellent resource to our company.”

“Neuralstem is an emerging leader in the field of regenerative medicine,” said Mr. Westreich. “I look forward to working with this great organization as it grows.”

Richard Garr, Neuralstem’s CEO and President, said, “We are honored to have Mr.Westreich on our board. This is a crucial time for Neuralstem as we transition through development stage to commercialization for both our cell therapy and small molecule programs. His insight and experience will be a welcome addition.”

Mr. Westreich served as Director and Member of the Finance & Trust Oversight Committee of Capital One Financial Corp. and was a Director of Capital One Bank (USA) from 1994 through 2010. Mr. Westreich also served as Chairman of its Compensation Committee from March 1995 through April 2005, and continued as Member until 2009. Mr. Westreich founded and was president of Westfield Realty, Inc., a Washington, D.C. area commercial real estate finance, development and construction company, from 1965 to 2005. He holds a Juris Doctorate from New York University and a Bachelors of Business Administration from The University of Miami.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in a FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system diseases, including traumatic spinal cord injury, ischemic spastic paraplegia, and Huntington's disease. The company has also submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has been approved to commence a Phase Ia safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depression.  Additional indications could include schizophrenia, Alzheimer's disease, traumatic brain injury, posttraumatic stress syndrome, and stroke.

For more information, please go to www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009, and in its quarterly report on Form 10-Q for the period ended September 30, 2010.

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